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EXHIBIT 99

For release: IMMEDIATELY

For additional information contact: Thomas R. Pilholski  (602) 652-9622


              EAGLE-PICHER ANNOUNCES AMENDMENT TO CREDIT AGREEMENT

          Phoenix, AZ - May 16, 2002 - Eagle-Picher Industries, Inc. announced today that it had obtained the consent of lenders under its senior secured credit facility to postpone the scheduled reduction in its leverage ratio covenant for two quarters. The leverage ratio was scheduled to reduce from the current 5.25:1.00 to 5.00:1.00 on May 31, 2002 and to 4.75:1.00 on August 31,
2002. Under the revised schedule, the leverage ratio will remain at 5.25:1.00 on May 31, 2002 and reduce to 5.00:1.00 on August 31, 2002 and to 4.75:1.00 on
November 30, 2002. The leverage ratio is the ratio of Eagle-Picher's net debt (plus the net capital investment from the sale of its accounts receivable) to its earnings before interest, taxes, depreciation and amortization, as defined in the credit agreement.

         "Although we fully expect at this time to be able to comply with the prior covenants, this revised schedule allows us the operational flexibility to pursue long term objectives in the next two quarters, rather than focusing only on our debt level," commented Thomas R. Pilholski, Senior Vice President and Chief Financial Officer of Eagle-Picher.

         Eagle-Picher, founded in 1843, is a diversified manufacturer of industrial products for the automotive, defense, aerospace, construction and other industrial markets worldwide. The Company operates more than 40 plants and has 5,300 employees in the United States, Canada, Mexico, the United Kingdom, Germany and Japan.

         This news release contains statements which, to the extent that they are not recitations of historical fact, constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995,
Section 21E of the Securities Exchange Act of 1934. The words "estimate," "anticipate," "project," "intend," "believe," "expect," and similar expressions are intended to identify forward-looking statements. Such forward-looking information involves risks and uncertainties that could cause actual results to differ materially from those expressed in any such forward-looking statements. These risks and uncertainties include, but are not limited to, the ability of the Company to maintain existing relationships with customers, demand for the Company's products, the ability of the Company to successfully implement productivity improvements and/or cost reduction initiatives; the ability of the Company to develop, market and sell new products, the ability of the Company to obtain raw materials, increased government regulation or changing regulatory policies resulting in higher costs and/or restricting output, increased price competition, currency fluctuations, general economic conditions, acquisitions and divestitures, technological developments and changes in the competitive environment in which the Company operates.

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May 16, 2002